Exhibit 99.1

HAWAI‘I NATURAL ENERGY INSTITUTE AWARDS FIRM CONTRACT FOR ALTAIRNANO ENERGY STORAGE SYSTEM

One megawatt ALTI-ESS system will be installed at Hawi on Hawaii’s Big Island

RENO, NV. – January 27, 2011 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), today announced it had been awarded a firm contract with the Hawai‘i Natural Energy Institute (HNEI) of the University of Hawai‘i at Manoa to supply a one-megawatt ALTI-ESS energy storage system for a test of wind energy integration.  The system will be installed at the Hawi wind farm on the island of Hawai‘i and connected to the Hawai’i Electric Light Company (HELCO) utility grid.

The equipment purchase and associated service contracts, valued at approximately $1.8 million dollars, require Altairnano to build, ship, install and commission its ALTI-ESS advanced energy storage system, and provide technical support and system monitoring and reporting over a period of three years. The project is expected to be operational by the third quarter of 2011.

The research project, funded through a grant from the Office of Naval Research, is designed to test the performance characteristics of the battery system and to demonstrate the effectiveness of battery storage technology to integrate wind energy into an electric grid.  The test is expected to demonstrate solutions for integration of greater levels of renewable energy onto the grid, improving capacity utilization, and reducing dependency on fossil-fuel power generation while maintaining grid performance and reliability.

Altairnano technology was selected for this project based on its unique values of long cycle life and very rapid charge and discharge capabilities that allow it to improve overall electric grid reliability while integrating renewable energy sources.

About Altairnano, Inc.

Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewable energy integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

About The Hawai‘i Natural Energy Institute (HNEI)

The Hawai‘i Natural Energy Institute (HNEI) is a research unit in the School of Ocean and Earth Science and Technology (SOEST) of the University of Hawai‘i at Mānoa.  HNEI began operations in 1974 and was formally established in statute by the Hawai‘i State Legislature in 2006 under Act 235 with a mandate that includes development of renewable sources of energy for power generation and transportation, and to demonstrate and deploy efficient energy end-use technologies including those that address peak electric demand issues for Hawaii’s electrical power grids.  HNEI coordinates its work closely with the State Energy Resources Coordinator in support of the Hawai‘i Clean Energy Initiative (HCEI).  Current research includes the areas of hydrogen and fuel cells, ocean resources and energy systems, fuels and high value products derived from locally-produced biomass and engineered microbial systems, photovoltaics, and batteries and electric vehicles.  HNEI also conducts research and manages public-private partnership projects funded by the U.S. Department of Energy and the Office of Naval Research to identify, model, and validate technology solutions that enable increased penetration of renewable energy onto the electrical grids of the different Hawai‘i islands thus helping to reduce fossil fuel importation and increase Hawaii’s energy security.

About Hawai‘i Electric Light Company

Hawai‘i Electric Light Company (HELCO) provides more than one-third of its energy from renewable sources including geothermal, wind, run-of-river hydro, concentrating solar and solar photovoltaic sources. At times, more than half the energy provided to its 80,000 customers is from renewable sources.

HELCO is focused on grid integration of variable generation Hawai‘i to support even greater renewable energy penetration on all Hawaiian islands and on the U.S. mainland, with the support and interest of the U.S. Department of Energy and its National Labs, the Office of Naval Research,  EPRI, NERC, and other utilities.  HELCO is a subsidiary of Hawaiian Electric Company, which is owned by  Hawaiian Electric Industries (NYSE: HE).  The Hawaiian Electric companies are signatories to an energy agreement under the Hawai‘i Clean Energy Initiative, a statewide effort to obtain 70 percent of the State of Hawai‘i’s energy for electricity and ground transportation from clean sources.

Forward-Looking Statements

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any of the early-stage products of Altairnano will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; and that costs associated with the proposed products may exceed revenues.  In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

MEDIA CONTACTS:

Altairnano, Inc.

Tom Kieffer
Vice President – Marketing and Sales
(765) 356-0180
tkieffer@altairnano.com

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Hawai‘i Natural Energy Institute (HNEI)

Larry Cutshaw
DoD Technical Program Manager
(808) 967-7787